EXHIBIT 99.1

Royal Gold Acquires Gold Stream on Teck’s Carmen de Andacollo Mine

DENVER, COLORADO.  JULY 9, 2015:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) (“RGI”) announces that its wholly owned subsidiary RGLD Gold AG (“Royal Gold” or the “Company”) entered into a $525 million gold offtake agreement with Compañía Minera Teck Carmen de Andacollo (“CMCA”), a 90% owned subsidiary of Teck Resources Limited (“Teck”). The transaction will encompass certain exploitation concessions by CMCA on the Carmen de Andacollo copper-gold mine, any mining concessions acquired within a 1.5 kilometer area of interest, and certain other mining concessions that CMCA may acquire.

The offtake agreement on Carmen de Andacollo is separate and distinct from the former royalty of Royal Gold Chile Limitada, a wholly owned subsidiary of RGI (“RG Chile”), on the Carmen de Andacollo mine, which was terminated with an economic effective date of June 30, 2015.

Tony Jensen, President and Chief Executive Officer of RGI, commented, “This stream gives Royal Gold a larger interest in gold from Andacollo for a longer period and increases our optionality to new discoveries through an expanded area of interest. This transaction is yet another step towards our goal of adding new business to diversify and balance our revenue sources, and we are pleased to do so with a high quality partner such as Teck.”

Transaction Details

•	Royal Gold made a $525 million advance payment in cash to CMCA
•	CMCA will deliver to Royal Gold 100% of payable gold from Carmen de Andacollo until 900,000 ounces have been delivered, and 50% thereafter, subject to a fixed payable percentage of 89%
•	Royal Gold will also pay CMCA 15% of the monthly average gold price for the month preceding the delivery date

Transaction Highlights for Royal Gold

•	Larger economic interest in terms of duration and gold interest in Carmen de Andacollo relative to RG Chile’s prior royalty
•	Expanded footprint encompassing additional mineral rights and a 1.5 kilometer area of interest relative to RG Chile’s prior royalty
•	Estimated average annual deliveries of approximately 41,000 payable gross gold ounces over the life of mine (50,000 payable gross ounces over the first five years)
•	Proven and probable reserves of 1.6 million contained gold ounces grading 0.11 g/t gold and a 22 year mine life reported by Teck as of December 31, 2014
•	Long operating history including 5+ years of concentrator operations and prior relationship with RG Chile
•	Well-respected partner in Teck, Canada’s largest diversified resource company
•	Adds to the Company’s strong geopolitical footprint with another investment in Chile

About the Offtake Agreement between Royal Gold and CMCA

•	The offtake agreement is effective July 1, 2015, and applies to all final settlements of gold received on or after that date
•	Deliveries to Royal Gold will be made monthly
•	Royal Gold plans to sell the gold within a few weeks of receiving each delivery
•	Revenue from the delivered gold will be recognized after the sale has occurred

•	Royal Gold expects to begin receiving gold deliveries in its first fiscal quarter of 2016 (ended September 30, 2015)

About the Carmen de Andacollo Mine

Carmen de Andacollo is located in Region IV in central Chile, approximately 350 kilometers north of Santiago, near the southern limit of the Atacama Desert. In operation since 1996, Carmen de Andacollo is an open pit mine which currently produces primarily copper in concentrates from the hypogene portion of the orebody. In 2010, the mine’s life was extended by approximately 20 years with the achievement of commercial production at its new copper concentrator.

CORPORATE PROFILE

Royal Gold, Inc. is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests.  RGI owns interests on 196 properties on six continents, including interests on 37 producing mines and 24 development stage projects.  Royal Gold, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  RGI’s website is located at www.royalgold.com.

About Teck

Teck is a diversified resource company committed to responsible mining and mineral development with major business units focused on copper, steelmaking coal, zinc and energy. Headquartered in Vancouver, Canada, its shares are listed on the Toronto Stock Exchange under the symbols TCK.A and TCK.B and the New York Stock Exchange under the symbol TCK.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about Royal Gold’s offtake agreement with CMCA, as well as expectations concerning development, production and mine life at the Carmen de Andacollo mine. Factors that could cause actual results to differ materially from the projections include, among others, precious metals prices; actual tax rates; performance of and production at the properties subject to our royalty and stream interests; decisions and activities of the operators of these properties; operators’ delays in securing or inability to secure necessary governmental permits; changes in operators’ project parameters and timelines as plans continue to be refined; economic and market conditions; unanticipated grade, geological, metallurgical, processing, regulatory and legal or other problems that the operators of mining properties may encounter; completion of feasibility studies; the ability of the various operators to bring projects into production as expected; and other subsequent events, as well as other factors described in RGI's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond RGI’s ability to predict or control. RGI disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

Cautionary Note to U.S. Investors Concerning Estimates of Proven and Probable Mineral Reserves: The mineral reserve estimates reported by Teck were prepared in accordance with Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards for Mineral Resources and Mineral Reserves, as incorporated by reference in National Instrument 43-101. RGI has not reconciled the reserve estimates provided by Teck with definitions of reserves used by the U.S. Securities and Exchange Commission.

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